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                                                                     Exhibit 8.1


                          _____________________, 1997



ZMAX Corporation
20251 Century Boulevard
Germantown, Maryland 20874

         Re: Merger of ZMAX Corporation, a Nevada corporation, with and into New ZMAX Corporation, a Delaware corporation


Ladies and Gentlemen:


         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger of ZMAX Corporation, a corporation organized and existing under the laws of the State of Nevada ("Old ZMAX"), with and into New ZMAX Corporation, a corporation organized and existing under the laws of the State of Delaware ("New ZMAX"), with New ZMAX as the surviving entity. For purposes of rendering this opinion, we have reviewed and relied on the Agreement and Plan of Merger by and between Old ZMAX and New ZMAX dated as of June 10, 1997 (the "Merger Agreement"), Amendment No. 2 to Form S-4 Registration Statement filed with the Securities and Exchange Commission on October 15, 1997, as amended (the "Prospectus"), relating to the New ZMAX securities to be issued pursuant to the Merger Agreement, the certificate attached hereto, and such other documents as we have considered appropriate. Unless otherwise indicated, terms used in this opinion have the same meaning as in the Merger Agreement.

         For purposes of this opinion, we have assumed that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement. We also have assumed the following for purposes of this opinion: (A) that there is no plan or intention on the part of the shareholders of Old ZMAX to sell, exchange or otherwise dispose of a number of shares of New ZMAX Common Stock received in the Merger that would reduce the Old ZMAX shareholders' ownership of New ZMAX Common Stock to a number of shares having a value, determined as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Old ZMAX Common Stock as of the Effective Time taking into account shares of Old ZMAX Common Stock sold, redeemed or disposed of prior to and in contemplation of the Merger and shares of Old ZMAX Common Stock converted to cash pursuant to a shareholder's statutory right to dissent to the Merger; or (B) (i) that there is no plan or intention on the part of the shareholders of Old ZMAX who own five percent (5%) or more of the Old ZMAX Common Stock to sell, exchange or otherwise dispose of any of the shares of New ZMAX Common Stock received in the Merger, and (ii) that the dissenting shareholders of Old

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The Board of Directors of
ZMAX Corporation
_____________, 1997
Page 2


ZMAX will own less than one percent (1%) of the Old ZMAX Common Stock.

         In addition, we have assumed with your permission that the facts and representations certified to us in writing by Old ZMAX management which are set forth in the certificate attached hereto, will apply as of the Effective Time. A copy of such certificate is attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts which have been certified to us, upon which this opinion is based.

         This opinion is based also on the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may change at any time. Any such change may be applied retroactively and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Old ZMAX shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Old ZMAX Common Stock as "capital assets" within the meaning of Section 1221 of the Code, and shareholders who acquired their shares of Old ZMAX Common Stock pursuant to the exercise of Old ZMAX options or otherwise as compensation.

     Based upon and subject to the foregoing, we are of the opinion that provided the Merger qualifies as a statutory merger under applicable Nevada and Delaware law, the Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) or Section 368(a)(1)(F) of the Code, and that the following are certain federal income tax consequences which will result.

                  (a) No gain or loss will be recognized for federal income tax purposes by Old ZMAX shareholders as a result of the exchange of shares of Old ZMAX Common Stock for shares of New ZMAX Common Stock.

                  (b) Each Old ZMAX shareholder's basis in the New ZMAX Common Stock received or deemed received in the exchange will be equal, in the aggregate, to such shareholder's basis in the Old ZMAX Common Stock surrendered in the Merger.

                  (c) Each Old ZMAX shareholder's holding period of the New ZMAX Common Stock (for purposes of determining whether gain or loss on a subsequent sale of such stock is long-term or short-term gain or loss) will include the period that such shareholder held Old ZMAX Common Stock, provided that the Old ZMAX Common Stock was a capital asset in the hands of such shareholder.

                  (d) An Old ZMAX shareholder who receives cash pursuant to such shareholder's statutory dissenters or appraisal rights will be treated as having received such payment in redemption of such shareholder's Old ZMAX Common Stock, as provided in Section 302(a)(1) of the Code. Each affected Old ZMAX shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange
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The Board of Directors of
ZMAX Corporation
________________, 1997
Page 3




         treatment or dividend).


         This opinion is being rendered solely to the party to whom it is addressed and may be relied upon by it and by the shareholders of Old ZMAX. This opinion may not be relied upon by any other party without the express written permission of our Firm.

                                                 Very truly yours,



                                          POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
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                                                              Note: this is part
                                                                    of Ex 8.1

                                CERTIFICATE OF
                               ZMAX CORPORATION



         In connection with the merger of ZMAX Corporation ("Old ZMAX") with and into New ZMAX Corporation ("New ZMAX") with New ZMAX as the surviving entity, and in accordance with the Agreement and Plan of Merger by and between Old ZMAX and New ZMAX dated as of June 10, 1997 (the "Merger Agreement") Michael C. Higgins and Michel Berty, make the following certifications. Unless otherwise indicated, terms used in this certificate have the same meaning as in the Merger Agreement.

         1. The undersigned, Michael C. Higgins, is the President and the undersigned, Michel Berty, is the Chairman of the Board of Old ZMAX, a corporation organized and existing under the laws of the State of Nevada, and in such capacities have access to the information contained herein.

         2. The following facts and representations made on behalf of the management of Old ZMAX, presented to Powell, Goldstein, Frazer & Murphy, LLP in connection with rendering the tax opinion referred to in the Merger, are on the date hereof true, correct, and complete.

         3. The undersigned will hold the same or similar positions of management of New ZMAX immediately following the Merger as the undersigned currently hold with Old ZMAX.

         4. The fair market value of the New ZMAX Common Stock and other consideration received by the shareholders of Old ZMAX will be, in each instance, approximately equal to the fair market value of the Old ZMAX Common Stock surrendered in exchange therefor.

         5. (A)(i) There is no plan or intention by the shareholders of Old ZMAX who own five percent (5%) or more of the Old ZMAX Common Stock, and to the best knowledge of management of Old ZMAX, there is no plan or intention on the part of the remaining shareholders of Old ZMAX to sell, exchange or otherwise dispose of any of the shares of New ZMAX Common Stock received in the Merger; (ii) dissenting Old ZMAX shareholders will own less than one percent (1%) of the Old ZMAX Common Stock; (iii) immediately following consummation of the Merger, New ZMAX will possess the same assets and liabilities, except for assets distributed to shareholders who receive cash or other property, assets used to pay dissenters to the Merger and assets used to pay expenses incurred in connection with the Merger, as those possessed by Old ZMAX immediately prior to the Merger; and (iv) assets distributed to Old ZMAX shareholders who receive cash or other property, assets used to pay expenses, assets used to pay dissenters to the Merger, and all redemptions and distributions (except for regular, normal dividends) made by Old ZMAX immediately preceding the transaction will, in the aggregate, constitute less than one percent (1%) of the net assets of Old ZMAX; or in the alternative, (B) There is no plan or intention by any shareholder of Old ZMAX who owns five percent (5%) or more of Old ZMAX Common Stock, and to the best knowledge of the undersigned, there is no plan or intention by any other shareholder of Old ZMAX to sell, exchange, or otherwise dispose
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of any of the shares of New ZMAX Common Stock received by them in the Merger that would reduce the Old ZMAX shareholders ownership of New ZMAX Common Stock received in the Merger to less than fifty percent (50%) of the value of all of the formerly outstanding Old ZMAX Common Stock as of the same date. For purposes of the representation contained in this paragraph 5(B), shares of Old ZMAX Common Stock converted to cash pursuant to a shareholder's statutory right to dissent are to be treated as outstanding Old ZMAX Common Stock. Moreover, shares of Old ZMAX Common Stock and New ZMAX Common Stock held by Old ZMAX shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger are to be considered in making this representation.

         6. Immediately following consummation of the Merger, the shareholders of Old ZMAX will own all of the outstanding New ZMAX Common Stock and will own such stock solely by reason of their ownership of Old ZMAX Common Stock immediately prior to the Merger.

         7. New ZMAX has no plan or intention to issue additional shares of its stock following the Merger.

         8. New ZMAX has no plan or intention to reacquire any of its Common Stock issued in the Merger.

         9. New ZMAX has no plan or intention to sell or otherwise dispose of any of the assets of Old ZMAX acquired in the Merger, except for dispositions made in the ordinary course of business.

         10. The liabilities of Old ZMAX assumed by New ZMAX plus the liabilities, if any, to which the transferred assets are subject were incurred by Old ZMAX in the ordinary course of its business and are associated with the assets transferred.

         11. The shareholders of Old ZMAX will pay their respective expenses, if any, incurred in connection with the transaction.

         12. Following the Merger, New ZMAX intends to continue the historic line of business of Old ZMAX or will use a significant portion of Old ZMAX's historic business assets in a business.

         13. There is no intercorporate indebtedness existing between Old ZMAX and New ZMAX, which was issued, acquired, or will be settled at a discount.

         14. On the date of the Merger, the fair market value of the assets of Old ZMAX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         15. The transfer of assets pursuant to the Merger Agreement does not constitute a transfer in a "title 11 or similar case" as such term is defined in
Section 368(a)(3) of the Code.


                                       2
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         16. None of the compensation received by any shareholder-employees of
Old ZMAX was or will be separate consideration for, or allocable to, any of their shares of Old ZMAX Common Stock; none of the shares of New ZMAX Common Stock or cash, if any, received by any shareholder-employees of Old ZMAX is separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Old ZMAX is or will be for services actually rendered and was or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this ____ day of _____________, 1997.




                                                ------------------------------
                                                Michael C. Higgins



                                                ------------------------------
                                                Michel Berty
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